Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Newegg Inc.

City of Industry, California

We hereby consent to the use in the Registration Statement of our report dated October 23, 2020, relating to the consolidated financial statements of Newegg Inc., which is contained in the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

Los Angeles, California

October 26, 2020